Exhibit 10.9

May 19, 2020

Dr. Jeremy Bender

Re:	Day One Biopharmaceuticals, Inc. – Employment Offer

Dear Jeremy,

Pursuant to our recent discussions, I am pleased to send you, on behalf of Day One Biopharmaceuticals, Inc. (the “Company”), this letter agreement (the “Agreement”) which sets forth the terms of an offer for employment with the Company.

1.	Position. Duties and Conditions Precedent.

1.1

Position. Subject to the satisfaction of each of the conditions set forth in paragraph 1.3 below, the Company agrees to employ you as its Chief Executive Officer and, in this role, you will also serve as the Chief Executive Officer of Day One Biopharmaceuticals Holdings Company, LLC (“Parent”) and DOT Therapeutics – 1, Inc. (“DOT-1”). Following the Start Date (defined below), you will also be a member of (i) the Company’s Board of Directors (the “Company Board”), (ii) the Parent’s board of managers (the “Parent Board”) and (iii) DOT-1’s Board of Directors (the “DOT-1 Board”). You accept such employment on the terms and conditions set forth herein and in the Company’s employee handbook and policies as in effect from time to time and you agree to devote such time, energy and skill as is necessary to properly fulfill your duties and responsibilities. If you cease to serve as an officer of the Company, Parent or DOT-1 for any reason, then you hereby agree to resign from your position as a member of the Company Board, Parent Board and/or find DOT-1 Board, if and as requested by the Parent Board.

1.2

Duties. You will report to, and perform the duties and responsibilities which may be assigned to you from time to time by, the Parent Board. By signing this Agreement, you are representing that you have full authority to accept this position and perform its duties without conflict with any other obligations, including any employment agreement or restrictive covenant.

1.3

Conditions Precedent. The employment opportunity with the Company set forth in this Agreement is contingent upon your satisfaction of each of the following conditions: (a) your execution and delivery to the Company of a Proprietary Information and Inventions Assignment Agreement, which must be signed on or prior to the Start Date and (b) your delivery to the Company of legally-required proof of your identity and authorization to work in the United States.

1.4	Start Date. Your employment with the Company will commence on September 1, 2020 (“Start Date”).

1.5

At-Will Employment. If you decide to accept our offer of employment, from and after the Start Date, you will be an at-will employee of the Company, which means that the employment relationship can be terminated by the Company for any reason, at any time, with or without prior notice and with or without Cause (as defined herein).

1.6

Best Efforts. During the term of your employment with the Company, you will devote your best efforts and substantially all of your business time and attention to the business of the Company and affiliated entities, except for approved vacation periods and reasonable periods of illness or other incapacities permitted by the Company’s general employment policies; provided that, it is expressly contemplated that, with the prior approval of the Parent Board, you will be able to serve on up to two boards of directors of entities that are not affiliated with the Company.

2.	Compensation. You shall be compensated by the Company for your employment services as follows:

2.1	Salary. You shall be paid a salary of $425,000 per annum, less applicable withholdings. Your salary shall be payable in equal installments in accordance with the Company’s normal payroll procedures.

2.2

Bonus. You shall be entitled to a bonus of up to 40% of your annual base salary. Bonuses will be solely as determined by the Parent Board and will be based on Company’s and affiliated entities’ performance and personal performance as measured against a set of metrics established by the Parent Board. You must be employed through the date a bonus is paid in order to be eligible for the bonus. In your first year of employment, the achieved bonus (if any) will be prorated if you are not employed for the full fiscal year and you otherwise satisfy the conditions to receive a bonus.

2.3

Benefits. You shall have the right, on the same basis as other similarly situated employees of the Company, to participate in, and to receive benefits under, any medical, vision and dental insurance policy adopted and maintained by the Company in accordance with, and subject to the eligibility and other provisions of, such plans and programs and the Company’s policies.

2.4	Profits Interest Grant. Following the Start Date, and subject to approval by the Parent Board, the Parent shall grant you 656,853 Incentive Shares under the Incentive Share Plan for the Parent.

2.4.1

Vesting Schedule. The Incentive Shares shall vest according to the following schedule: 25% of such Incentive Shares shall vest on the one-year anniversary of the Start Date and 1/48 of such Incentive Shares vest on the last day of each calendar month after such one-year anniversary date until all such Incentive Shares have vested, so long as you continue to provide services to any of the Company, the Parent, or DOT-1 or any other subsidiary of the Parent, on each such vesting date.

2.4.2

Acceleration. Upon termination of your employment by the Company without Cause or termination of your employment by you for Good Reason, then (i) that number of Incentive Shares outstanding and eligible to vest over the twelve month period following such termination shall become vested upon such termination, and (ii) if such termination occurs in the twelve months following the consummation of a Specified Change in Control, then 100% of the Incentive Shares will immediately vest, and (iii) if such termination occurs in the twelve months following the consummation of a sale by the Company of DOT-1 that does not constitute a Specified Change in Control, then you shall be entitled to distribution of the amounts related solely to the sale of DOT-l, if any, that have been retained by the Company with respect to your Unvested Incentive Shares (as defined in the Parent’s Operating Agreement (defined below)) pursuant to Section 10.05 of the Parent’s Operating Agreement as of the date of such termination; provided that, for the avoidance of doubt, the vesting of your Unvested Incentive Shares shall not be accelerated pursuant to this clause (iii); and provided further that, any distribution pursuant to this clause (iii) shall be subject to approval by the Parent Board and the members of Parent of an amendment to the Parent’s Operating Agreement to permit the distribution on Unvested Incentive Shares provided for herein, which approval the Company will undertake reasonable efforts to procure. The benefits under this Section 2.4.2 shall be provided only if you sign and do not revoke the Release (as described below) and permit the Release to become effective in accordance with its terms, which must occur no later than the Release Deadline (as defined below).

2.4.3

Specified Change in Control. A “Specified Change in Control” shall mean (a) a Deemed Liquidation Event (as defined in that certain Amended and Restated Operating Agreement of the Parent, dated December 16, 2019 (as the same may be amended from time to time the “Parent’s Operating Agreement”)), or (b) the dissolution, liquidation or winding up of the Parent.

2.4.4

Terms and Conditions. The term “Participation Threshold” for the Incentive Shares shall have the meaning set forth in the Parent’s Operating Agreement and shall be determined as of the date that the Incentive Shares are granted to you. As a condition to your initial receipt of the Incentive Shares, you shall execute a joinder to the Parent’s Operating Agreement as an “Incentive Member” and the Incentive Shares will be subject to the terms, conditions and restrictions set forth in such Operating Agreement, the Parent’s Incentive Share Plan and the Award Agreement related thereto.

3.	Other Severance Benefits/Terms.

3.1

Salary Continuation & COBRA. If, at any time after the Start Date, your employment is terminated by the Company without Cause, or by you for Good Reason, and provided in any case such termination constitutes a “separation from service”, as defined under Treasury Regulation Section 1.409A-l(h)) (a “Separation from Service”) and, provided that you sign and do not revoke a full release of all legal claims in a form attached as Exhibit [_] (as may be updated for changes in applicable law) within the applicable deadline set forth therein (the “Release”) and permit the Release to become effective in accordance with its terms, which must occur no later than the “Release Deadline”, as defined in Appendix A, then you shall be eligible to receive the following severance benefits:

(a) your then-current base salary, subject to withholding and other payroll taxes and obligations, for a twelve (12) month period, paid over the Company’s normal payroll dates, that shall commence effective no later than on the day after the Release becomes fully effective;

(b) the target bonus amount for the year in which the termination occurs; and

(c) if you timely elect continued coverage under COBRA for yourself and your covered dependents under the Company’s group health plans following such termination, then the Company shall pay the COBRA premiums necessary to continue such health insurance coverage in effect for yourself and your covered dependents on the employment termination date from the day after the Release becomes fully effective until the earliest of: (l) the date that is twelve months following the date your employment is terminated; (2) the date that you become eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment; or (3) the date that you cease to be eligible for COBRA continuation coverage for any reason, including plan termination (such period from the employment termination date through the earliest of (l)–(3), the “COBRA Payment Period”).

Notwithstanding the foregoing, if at any time the Company determines that its payment of COBRA premiums on your behalf would result in a violation of applicable law (including but not limited to the 2010 Patient Protection and Affordable Care Act, as amended by the 2010 Health Care and Education Reconciliation Act), then in lieu of paying COBRA premiums pursuant to this Section 4, the Company shall pay you on the last day of each remaining month of the COBRA Payment Period, a fully taxable cash payment equal to the COBRA premium for such month, subject to tax withholding and other payroll taxes and obligations.

3.2	Definitions.

3.2.1

Cause. For purposes of this Agreement, “Cause” shall mean (i) your material breach of the provisions of this Agreement or the Proprietary Information and Inventions Assignment Agreement; (ii) willful misconduct or recklessness resulting in material harm to the business or reputation of the Company, Parent, DOT-1 and/or subsidiary that is majority-owned by Parent; (iii) material violation of Company, Parent DOT-1 and/or subsidiary that is majority-owned by Parent policy or any state or federal law relating to the workplace environment (including, without limitation, laws relating to sexual harassment or age, sex or other prohibited discrimination) that exposes the Company, Parent DOT-1 and/or subsidiary that is majority-owned by Parent to potential liability for your acts; (iv) your commission of a felony or any crime involving moral turpitude; or (v) your commission of any fraud, embezzlement or misappropriation. Notwithstanding the foregoing, prior to a termination for Cause pursuant to clauses (i) or (ii) above, the Company shall provide you with (a) written notice that the Parent Board has identified actions or a particular event giving rise to Cause and (b) an opportunity to reasonably cure (if reasonably curable) such actions or particular event giving rise to Cause within 30 days of receiving such written notice.

3.2.2

Good Reason. For purposes of this Agreement, “Good Reason” shall mean any of the following without your prior written consent, (i) a decrease in your annual base salary by more than ten percent (10%) from the maximum base salary that you have received at any prior time in service with the Company; (ii) a material, detrimental change to your role with the Company or the Parent including by reason of a reduction of your duties, responsibilities or authority, which shall include (x) any requirement that you no longer report to the Parent Board, (y) any removal whereby you no longer serve on the Parent Board, or (z) any requirement following a Specified Change in Control where you do not report directly to the board of directors of the ultimate parent company of the acquirer or successor company; (iii) a material breach by the Company or any affiliate of the Company of this Agreement or any written agreement then in effect between you and the

Company and/or any affiliate of the Company or (iv) relocation of your principal workplace by more than thirty-five (35) miles from your then current place of employment. In the event that you believe Good Reason exists, then you must provide the Parent Board with written notice no later than ninety (90) days after such event or condition that you believe constitutes Good Reason occurs, specifying the alleged Good Reason event or condition. The Company or an affiliate of the Company, as applicable, will have thirty (30) days to cure such event or condition (if curable), and you must terminate your employment within ten (10) days after the end of such thirty (30) day cure period if the Company or its affiliate, as applicable, has not cured such event or condition.

4.

Indemnification. The Company, Parent and DOT-1 shall indemnify you to the maximum extent permitted by applicable law. In addition, the Company will cause that each of these entities will cover you under directors and officers insurance policies on terms no less favorable than those provided to other senior officers and directors of such entities.

5.

Entire Agreement. This Agreement constitutes the entire agreement between you and the Company regarding the terms and conditions of your employment with the Company and it supersedes all prior negotiations, representations or agreements between us, whether written or oral. You acknowledge that you are not relying, and have not relied, on any promise, representation or statement made by or on behalf of the Company which is not set forth in this Agreement.

6.

Representations. You represent that (a) you are not subject to any legal or contractual obligation that could prevent you from undertaking or performing the functions described herein, (b) you will not, in connection with your employment by the Company, use or disclose to any employee or representative of the Company any confidential, proprietary and/or trade secret information that you obtained during any prior employment, and (c) you will fully abide by all ongoing obligations (of confidentiality or otherwise) to all prior employers.

7.

Guarantee. All benefits and payments hereunder (including, but not limited to, cash payments) are obligations of the Company. However, the Parent hereby agrees to honor and guarantee all obligations (both benefits and legal obligations) of the Company hereunder as set forth herein as if all such obligations were solely those of the Parent. This Section 7 shall not be construed to confer a duplication of benefits to you.

8.

Termination. Prior to the Start Date, you or the Company shall be entitled to terminate this agreement upon notice to the other. If the Company terminates this Agreement prior to the Start Date and without Cause then, provided that you sign and do not revoke a Release and permit the Release to become effective in accordance with its terms, the Company shall pay you a termination fee of $100,000.

DAY ONE THERAPEUTICS, INC.

By:	/s/ Julie Grant
Name: Julie Grant
Title: Chief Executive Officer

PARENT

By:	/s/ Julie Grant
Name: Julie Grant
Title: Chief Executive Officer

I agree to employment with Day One Therapeutics, Inc. on the terms and conditions set forth in this Agreement.

/s/ Jeremy Bender
Name: Jeremy Bender

Appendix A

This Appendix A is incorporated into the Agreement, as if fully set forth therein.

Notwithstanding anything in this Agreement to the contrary, the following provisions apply to the extent severance benefits provided in the Agreement are subject to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations and other guidance thereunder and any state law of similar effect (collectively “Section 409A”). Severance benefits shall not commence until you have a “Separation from Service” (as defined under U.S. Treasury Regulation Section 1.409A-l(h), without regard to any alternative definition thereunder). Each installment of severance benefits is a separate “payment” for purposes of Treasury Regulations Section l.409A-2(b)(2)(i), and the severance benefits are intended to satisfy the exemptions from application of Section 409A provided under Treasury Regulations Sections l.409A-l(b)(4), l.409A-l(b)(5) and 1.409A-l(b)(9). However, if such exemptions are not available and you are, upon Separation from Service, a “specified employee” for purposes of Section 409A, then, solely to the extent necessary to avoid adverse personal tax consequences under Section 409A, the timing of the severance benefits payments shall be delayed until the earlier of (i) six (6) months and one day after your Separation from Service, or (ii) your death.

You shall receive severance benefits only if you execute and return to the Company the Release within the applicable period set forth therein and permit such Release to become effective in accordance with its terms, which date may not be later than sixty (60) days following the date of your Separation from Service (such latest permitted date, the “Release Deadline”). If the severance benefits are not covered by one or more exemptions from the application of Section 409A and the Release could become effective in the calendar year following the calendar year in which your Separation from Service occurs, the Release will not be deemed effective any earlier than the Release Deadline. None of the severance benefits will be paid or otherwise delivered prior to the effective date of the Release. Except to the minimum extent that payments must be delayed because you are a “specified employee” or until the effectiveness of the Release, all amounts will be paid as soon as practicable in accordance with the schedule provided herein and in accordance with the Company’s normal payroll practices.

The severance benefits are intended to qualify for an exemption from application of Section 409A or comply with its requirements to the extent necessary to avoid adverse personal tax consequences under Section 409A, and any ambiguities herein shall be interpreted accordingly.